EXHIBIT 99

  FOR IMMEDIATE RELEASE:           Contact:  Mr. Charles R. Ofner
                                                   (713) 496-5000



       Houston, Texas...May 1, 1995...Reading & Bates Corporation (NYSE; RB) announced today that the Company's Board of Directors has appointed Mr. M.A.E. Laqueur as a member of the board and has accepted the resignation of Dr. Willem Cordia for health reasons. Mr. Laqueur is a senior partner and one of the two founders of Venture Capital Investors, a private investment company located in Amsterdam, The Netherlands. Prior to starting Venture Capital Investors in 1980, Mr. Laqueur was Managing Director of Van Rietschoten Holding S.A., a private investment company involved in venture capital investments in both the Netherlands and the United States. Mr. Laqueur received his Bachelors degree in law at the Erasmus University of Rotterdam and his MBA from the Rotterdam School of
  Management in 1972. Mr. Laqueur holds additional board positions with Thermae Holding, a large resort owner and operator, with Stoneville Enterprises, L. ten Cate, Van Heek-Scholco and Wyers, a group of textile manufacturers in the Netherlands, and with Sanadome Holding, a newly established medical spa facility. Mr. Laqueur and Venture Capital Investors have interests in a large number of companies involved in the offshore industry owning service, supply and heavy lift vessels.


       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.


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